Exhibit 10.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

Esports Entertainment Group, Inc.

HELIX HOLDINGS, LLC (“HELIX”)

AND

THE EQUITY HOLDERS OF HELIX

JANUARY 22, 2021

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Schedules and Exhibits:

Exhibit A	Key Employees
Exhibit B	Form of Non-Competition, Non-Circumvention and Confidentiality Agreement
Exhibit C	Form of Note
Exhibit D	Form of Escrow Agreement

Disclosure Schedules

Schedule 2.02(b)(i)	Cash Payments
Schedule 2.02(b)(ii)	Stock Payments
Schedule 3.01(b)	Subsidiaries of Helix
Schedule 3.01(d)	Material Company Products
Schedule 3.05(a)	Capitalization of Helix
Schedule 3.05(d)	Subsidiary Ownership
Schedule 3.07	Absence of Changes
Schedule 3.08	Acquired Company Liabilities
Schedule 3.09.	Material Contracts
Schedule 3.13(a)(i)	Liens
Schedule 3.13(l)	Company Proprietary Software
Schedule 3.14(b)	Registered IP
Schedule 3.14(c)	Licensed IP

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Schedule 3.14(d)	Pending IP Filings
Schedule 3.14(e)	Restrictive Contracts
Schedule 3.14(h)	Infringement of Company IP
Schedule 3.14(m)(i)	List of Open Source Software
Schedule 3.14(m)(ii)	IP Obligations and Conditions
Schedule 3.14(p)	Non-Malicious Code
Schedule 3.17(a)	Issued Acquired Company Permits
Schedule 3.17(b)	Pending Acquired Company Permits
Schedule 3.18(c)	Taxes
Schedule 3.19(a)	Employees
Schedule 3.21(a)	Customers
Schedule 3.21(b)	Suppliers
Schedule 3.22(a)	Accounts Receivable
Schedule 3.23.	Affiliate Transactions
Schedule 5.01	Permitted Activities
Schedule 6.04	Indemnification of Officers and Directors
Schedule 8.02(c)	Third Party Consents
Schedule 8.02(f)	Related Party Transactions

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2021, is entered into by and among ESPORTS ENTERTAINMENT GROUP, INC., a Nevada corporation with a registered address at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the “Purchaser”), HELIX HOLDINGS, LLC, a limited liability company incorporated under the laws of Delaware with a registered address at 193 Winding River Rd., Wellesley, MA (“Helix” or the “Company”) and the equity holders of Helix (each such equity holder, a “Seller”, and together the “Sellers”). Each of the Purchaser, Helix and the Sellers are hereinafter referred to individually as a “Party” and, jointly, as the “Parties”.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership units of Helix (the “Membership Units”), which Membership Units represent all of the issued and outstanding equity securities of Helix .

WHEREAS, Helix owns five esports centers, including two of the five largest centers in the US, where they deliver world-class customer service, esports programming and gaming infrastructure.

WHEREAS, Sellers wish to sell to Purchaser and Purchaser wishes to acquire from Sellers, all of the Membership Units, on the terms and subject to the conditions of this Agreement.

WHEREAS, as an inducement to Purchaser’s willingness to enter into this Agreement, each of the individuals identified on Exhibit A (the “Key Employees”) will continue in the employ of Helix following the Closing, on the same terms and conditions in effect on the date hereof (the material terms and conditions of such arrangements to be set forth on Exhibit A) , and each of such Key Employees shall enter into a Non-Competition, Non-Circumvention and Confidentiality Agreement with Purchaser in the form attached hereto as Exhibit B.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
Definitions

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, Helix and each Subsidiary of Helix.

“Acquired Company Transaction Expenses” means, to the extent unpaid at Closing, (i) any fees and disbursements incurred by or on behalf of any Acquired Company and payable to any financial advisor, investment banker, broker or finder in connection with the Transaction; (ii) the fees and disbursements payable to legal counsel or accountants of any Acquired Company that are payable by any Acquired Company in connection with the Transaction; (iii) any bonuses, severance, termination payments or other change-in-control or other transaction-related payments payable to any director, officer, employee or other service provider of any Acquired Company in connection with the Transaction and, to the extent not already taken into account in this clause (iii), any payroll taxes incurred or to be incurred by any Acquired Company in connection therewith; and (iv) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by any Acquired Company in connection with the Transaction.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, lease, license, disposition or acquisition of all or a material portion of the business or assets of any Acquired Company, (ii) the issuance, disposition or acquisition of (a) 50% or more of the capital stock or other equity security of Seller, (b) any capital stock or other equity security of any Acquired Company, (c) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company, or (d) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving Seller or any Acquired Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, common, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, circular, guidance notes, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business” means, collectively, the businesses of Helix.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Indebtedness” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date, but excluding any Intercompany Indebtedness..

“Code” means the United States Internal Revenue Code of 1986.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company. For the avoidance of doubt, “Company IP” does not include Foreground IP.

“Company Products” means all of the (a) products or software that any Acquired Company (i) currently owns, develops, manufactures, markets, distributes, sells, licenses, or otherwise makes available to third parties, or (ii) has owned, developed, manufactured, marketed, distributed, sold, licensed or otherwise made available to third parties, and (b) services that any Acquired Company (i) currently provides, licenses or otherwise makes available to third parties, or (ii) has provided, licensed or otherwise made available to third parties.

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“Company Proprietary Software” means Software owned or purported to be owned by any Acquired Company or its Affiliates and used in, held for use in, or related to the conduct of the Business.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Copyrights” means (i) mask work rights, registrations and applications for registration thereof throughout the world and (ii) copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature (including reasonable costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Article 10), but excluding punitive Damages other than as owed to a third party.

“Data Protection Laws” means all laws relating to data protection and privacy which are from time to time applicable to any of the Acquired Companies.

“Disclosure Schedules” means the disclosure schedules to this Agreement that have been or will be provided by Sellers to Purchaser as provided in this Agreement.

“Employee” means any employee of any Acquired Company.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, notifications, allowances, credits, waivers, exemptions and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreground IP” means all Intellectual Property Rights developed, conceived, created and funded specifically to meet the requirement of a Contract and incorporated into a Company Product, and that are assigned to a third party.

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“Former Employee” means any person who was previously an Employee.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.05,3.08, 3.13, 3.14 (except 3.14(p)),3.18 and 3.24.

“Generally Available Software” means non-customized “off-the-shelf” or “shrink-wrapped” software that (i) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Acquired Company’s products or services; and (iii) is generally commercially available to any licensee on standard terms.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, without duplication, any liability or obligation of a Person for any amount owed (including (a) unpaid interest, (b) premium thereon, (c) any Prepayment Penalties and (d) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction, (iv) obligations for the deferred purchase price of property or services (other than current liabilities for such property or services incurred in the ordinary course of business, but including milestone payments and other types of earnouts or contingent payments due for the acquisition of capital stock or assets of another Person), (v) any obligations with respect to any factoring programs, and (vi) any liability or obligation of the type described in clauses “(i)” through “(v)” guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable recorded as a current liability and incurred in the ordinary course of business or any obligations under undrawn letters of credit.

“Indemnitees” mean the following Persons: (i) Purchaser; (ii) Purchaser’s current and future Affiliates (including Helix and its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) if permitted, the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that neither Seller nor its stockholders shall be deemed to be “Indemnitees.”

“Intellectual Property Rights” means and includes any and all of the rights in or associated with the following throughout the world: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Trade Secrets (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, (vi) inventions (whether or not patentable) and improvements thereto, (vii) all claims and causes of action arising out of or related to infringement or misappropriation by any of the foregoing, and (viii) any other similar, corresponding or equivalent proprietary or intellectual property rights now known or hereafter recognized throughout the world.

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“Intercompany Indebtedness” means intercompany loans, accounts and balances by and between any of the Acquired Companies.

“Knowledge of Sellers” means the actual knowledge of P. Murphy Van der Velde and William Collis and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of Helix or an Acquired Company, as applicable.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event in respect of an Acquired Company that, taken as a whole, results in a material adverse effect on the financial condition of its business. A “Material Adverse Effect” does not include circumstances or events resulting from (i) changes or conditions generally affecting the industries or markets in which the Acquired Company operates; (ii) any change in international, national, or regional economic conditions, including as a result of global pandemic; (iii) earthquakes, hurricanes, tornadoes, floods, or other natural disasters, or other similar force majeure events; (iv) changes or effects resulting from the announcement, consummation, execution, pendency or performance of the Transactions contemplated herein; or (v) actions of the Acquired Companies for which the Purchaser gave its prior consent, including acceptance of the Seller Loan.

“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, or that is otherwise subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) to a third party that requires or conditions the use or distribution of such Software on, (i) the disclosure, licensing, or distribution of any source code for such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software.

“Organizational Documents” means, with respect to any Person other than a natural Person or Governmental Authority, the documents (i) by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership, articles of incorporation or articles, organization, certificate of formation, memorandum or association or articles of association, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity), and all amendments thereto, (ii) which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement (but shall not include any stockholders agreement relating to such Person)), and all amendments thereto, and (iii) which serve as equivalent constituent documents as those set forth in clause (i) or (ii) in any foreign jurisdiction.

“Patents” means patents and statutory invention registrations and disclosures relating thereto, in any jurisdiction worldwide, and all rights therein provided by international treaties and conventions.

“Pension Benefits” means any pension, superannuation, or retirement (including on early retirement) benefits (including in the form of a lump sum).

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“Pension Plans” means the stakeholder pension plans offered by the Acquired Companies to their Employees.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prepayment Penalties” means any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any Indebtedness.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” means the aggregate purchase price for the Membership Units of $17,000,000 to be paid by Purchaser to Sellers.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered databases, and domain names and all pending applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Seller Loan” means the loans in the aggregate principal amount of $400,000 made by Purchaser to Helix in four installments (the “Installments”) on each of September 21,2020 ($100,000), October 15, 2020 (140,000), November 18,2020 ($60,000) and December 18,2020 ($100,000). The Instalments shall be evidenced by zero-interest Promissory Notes, in the form of Exhibit C hereto (each a “Note”). In the event (i) either Helix, the Sellers or the Purchaser terminates the Transaction because the aggregate valuation set forth in the Fairness Opinion for Helix and ggCircuit LLC is not equal to or greater than $43,000,000 , then $140,000 of the Seller Loan which has been advanced to Helix as of the date of such termination will be forgiven in its entirety and Helix shall be permitted to retain such forgiven principal advances; or (ii) the Purchaser terminates the Transaction and does not pay the Purchase Price to the Sellers and the Purchaser does not have Cause (as defined below) for such termination and non- payment, then 75% of the outstanding amount of the Seller Loan which has been advanced to Helix as of the date of termination will be forgiven in its entirety and Helix shall be permitted to retain such forgiven principal advances, provided however, if both (i) and (ii) apply to Purchaser’s termination, Helix shall obtain forgiveness in the amount of (ii).The remaining balance of the outstanding amount of the Seller Loan will remain due and owing by Helix to the Purchaser, to be repaid upon the earlier of (i) the consummation of a debt or equity financing in the aggregate amount of not less than $3 million by an Acquired Company and (ii) 12 months following the date of each advance, subject to the terms and conditions provided in the Note. In connection with the forgoing, Seller Loan forgiveness shall be allocated to each Note in proportion to amount. In the alternative, upon the Closing, the loan advances shall be applied to the Purchase Price paid to each Seller and shall be offset against the cash amounts owing by the Purchaser to each Seller. “Cause” shall mean (i) evidence that Helix cannot complete a PCAOB audit or review of financial statements because of fraud or material accounting errors;(ii) material misstatements or misrepresentations made by the Sellers following the date hereof and prior to the Closing of the Transaction, (iii) the failure by the Sellers to provide the Purchaser with the due diligence materials necessary or advisable to properly evaluate the business of Helix, which failure remains uncorrected for 10 days after written notice thereof is provided by the Purchaser to the Sellers, (iv) a Material Adverse Effect on the business of Helix occurs following the date hereof and prior to Closing , (v) a significant and material breach by Sellers or Helix of the October 22, 2020 Amended and Restated Letter of Intent among the Purchaser, the Sellers and the equity holders of ggCircuit LLC, or (vi) the Sellers’ unwillingness to deliver such items to the Purchaser as are set forth in this Agreement and are necessary in order to permit the Closing . In the event Sellers or Helix terminate the Transaction for any reason other than by reason of (i) above relating to the Fairness Opinion or Purchaser terminates the Transaction for Cause, the entire amount of the Seller Loan shall be repayable in the same manner provided above with regard to the unforgiven amounts of the Seller Loan. Notwithstanding the foregoing, if the Transaction is terminated because a Closing does not take place on or prior to May 14,2021, 50% of the outstanding amount of the Seller Loan which has been advanced to Helix as of the date of termination will be forgiven in its entirety and Helix shall be permitted to retain such forgiven principal advances and 50% of the outstanding amount of the Seller Loan shall be repayable to Purchaser in the manner provided above.

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developer’s kits, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.

“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Supervisory Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of Helix, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

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“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes embodiments and implementations of Intellectual Property Rights, whether in electronic, written or other media, including Software, design and manufacturing schematics, bills of material, build instructions, test reports, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology, network configurations and architectures, proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party IP” means all Intellectual Property Rights and Technology owned by third parties, including Third Party Software, that is either (i) licensed, offered or provided to by any of the Acquired Companies to customers of the Acquired Companies as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Third Party Software” means all Software (excluding Generally Available Software) owned by third parties, including Affiliates of the Company that are not Acquired Companies that is either (i) licensed, offered or provided to customers of the Acquired Company as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Trademarks” means trademarks, service marks, service names, trade dress, logos, trade names, corporate names, business names, slogans, URL addresses, Internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other know-how and information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

“Transaction” means the transactions contemplated by this Agreement.

“Triggering Event” shall be deemed to have occurred if any of the Acquired Companies or any Representative of Seller or any of the Acquired Companies shall have breached in any material respect any of the provisions set forth in Section 5.03.

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Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Anti-Corruption Law	3.10(c)(iii)
Business	Recitals
Claim	10.05
Claim Dispute Notice	10.04(b)
Closing	2.01(a)
Closing Date	2.01(a)
Confidentiality Agreement	6.03(a)
Deductible	10.03(a)
Employment Agreement	Recitals
Employment Dispute	3.19(h)
End Date	9.01(b)
Expiration Date	10.01(a)
Interim Period	5.01
Invoice	5.06
IT Systems	3.15
Key Employees	Recitals
Lien Release	5.06
Malicious Code	3.14(k)
Material Contract	3.09(a)
OFAC	3.10(b)
Officer’s Claim Certificate	10.04(a)
Other Interested Party	5.03(a)
Payoff Letter	5.06
Permits	3.17
Permitted Activity	5.01(s)
Permitted Liens	3.13(a)(iv)
Pre-Closing Return	7.04
Purchaser	Preamble
Purchaser Closing Certificate	8.03(d)
Purchaser Cure Period	9.01(f)
Related Person	3.23
Seller Cure Period	9.01(e)
Tax Contest	7.03

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(i) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transaction.

(j) Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Purchaser or any of its Representatives means that such information, document or other material was (i) posted to the electronic data room hosted by or on behalf of the Acquired Companies in connection with the Transaction (and made available on a continuous basis for review therein by Purchaser and its Representatives); or (ii) made available to Purchaser and its Representatives for review upon request on location at the Acquired Companies’ principal facilities or via an online demonstration. Notwithstanding the foregoing, the Parties acknowledge and agree that Sellers and Helix shall have 30 days from the date of execution of this Agreement to complete the Disclosure Schedules to this Agreement and provide them to Purchaser. Sellers and Helix shall thereafter update the Disclosure Schedules through the Closing Date as needed to maintain the accuracy and completeness thereof.

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ARTICLE 2.
Description of the Transaction

Section 2.01 The Closing; Purchase and Sale of Subject Membership Units and Payment of Purchase Price.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be specified by the Parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), ) but in no event later than the End Date (as defined herein) or at such other date as the Parties agree to in writing. Documents shall be delivered and exchanged electronically at the Closing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, Sellers shall sell to Purchaser and Purchaser shall purchase from Sellers, for the Purchase Price, all of the Membership Units, free and clear of all Liens. In connection with the payment of the Purchase Price at Closing, Purchaser shall receive a credit for (i) the loan advances made by Purchaser to Seller under the Seller Loan, (ii) the Operating Expense Payments made by Purchaser to Seller as described in Section 6.07 hereof (iii) the amount of any Closing Indebtedness and Acquired Company Transaction Expenses to be paid at Closing, (iv) half of the cost for the Audit and the Review, and (v) any additional payments by Purchaser expressly stated to be credited against the Purchase Price as provided herein.

(c) Fifty percent of the Purchase Price shall be payable to the Sellers in shares of Purchaser’s common stock (the “Stock Payment”) and fifty percent of the Purchase Price shall be payable to the Sellers in cash (the “Cash Payment”). The certificates for the common stock of Purchaser representing the Stock Payment shall bear the following Securities Act restrictive legend: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTIONS AND HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER SECURITIES LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE ACT AND SUCH OTHER LAWS OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT AND SUCH OTHER LAWS IS AVAILABLE. The price of Purchaser’s common stock issuable to Sellers shall be the Closing Base Price minus the Discount. “Closing Base Price” means the volume weighted average price (VWAP) of the common stock during the thirty (30) trading days immediately preceding the date of the Closing. “Discount” equals the greater of (A) and (B) minus the lesser of (A) and (B) multiplied by 0.25 where (A) is the VWAP of the common stock during the thirty (30) trading days immediately preceding October 26, 2020 (which was $4.54 per share) multiplied by 1.25(which is $5.675); and (B) is the Closing Base Price. By way of example, if the Closing Base Price is $10 per share (making B greater than A),the calculation would be $10-$5.675(which is $4.325) multiplied by 0.25 (which makes the Discount $1.08).$10-$1.08 results in a per share purchase price of $8.92.

Section 2.02 Closing Deliveries.

(a) Sellers Closing Deliveries. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(i) Membership Unit certificates representing, in the aggregate, all of the issued and outstanding Membership Units of Helix;

(ii) all documents, duly executed and/or endorsed by Sellers, necessary to enable title to the Sellers’ Membership Units to pass into the name of Purchaser, including membership transfer forms providing for the transfer of such Membership Units into the name of Purchaser;

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(iii) copies of all Consents, permits, approvals, registrations and waivers necessary or appropriate at the Closing Date for the consummation by Sellers of the sale of the Membership Units to Purchaser and the Transaction;

(iv) Helix’ Secretary Certificate pursuant to Section 8.02(e)(ii); and

(v) Helix’ Officer Certificate pursuant to Section 8.02(e)(iii).

(b) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(i) to Sellers, the Cash Payment, by wire transfer of immediately available funds to the account designated by each Seller, such Cash Payment to be allocated to the Sellers in the names and amounts set forth in Schedule 2.02(b)(i);

(ii) to Sellers, the Stock Payment, by delivery of common stock certificates in the names and share amounts set forth in Schedule 2.02(b)(ii);

(iii) (A) to the Persons entitled thereto, the Closing Indebtedness by wire transfer of immediately available funds to the account designated by such creditor, and (B) to the Persons entitled thereto, all of the Acquired Company Transaction Expenses, by wire transfer of immediately available funds to the account designated by such Person; and

(iv) To Sellers, the Purchaser Closing Certificate pursuant to Section 8.03(d)

Section 2.03 Withholding Rights. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Seller or any other Person pursuant to this Agreement such amounts as Purchaser is required to deduct or withhold therefrom under any Tax law, with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made.

ARTICLE 3.
Representations and Warranties of Helix and Sellers

Subject to Section 11.05, except as set forth in the Disclosure Schedule, Helix and Sellers represent and warrant to Purchaser:

Section 3.01 Corporate Existence and Power.

(a) Helix is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now conducted. Helix is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

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(b) Section 3.01(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Subsidiaries of Helix as of the date of this Agreement. Each of the Subsidiaries of Helix (i) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) has all requisite corporate power and authority to carry on its business as now conducted. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.

(c) Sellers have made available to Purchaser accurate and complete copies of: (i) the Organizational Documents of each Acquired Company; and (ii) the equity ownership records of each Acquired Company. The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of each Acquired Company, the board of directors or managers of each Acquired Company and all committees thereof, made available to Purchaser by Sellers are accurate and complete in all material respects. There has not been any violation of any of the provisions of the Organizational Documents of any Acquired Company, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by the equity holders of such Acquired Company, the board of directors or managers of such Acquired Company, or any committee thereof.

(d) Section 3.01(d) of the Disclosure Schedule lists any and all material Company Products and any product or service currently under development by the Company or referencing the name of the Company.

Section 3.02 Corporate Authorization.

(a) Each of the Sellers and Helix has all requisite power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Sellers and Helix and of this Agreement has been duly authorized by all necessary action on the part of Sellers and Helix and and their respective boards of directors or management committees. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Sellers and Helix, enforceable against Sellers and Helix in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) At a meeting duly called and held Helix has (i) determined that this Agreement and the Transaction are in the best interests of Helix and Sellers and (ii) approved this Agreement and the Transaction.

(c) The approval of the Sellers, as holders of the Membership Units, is the only Helix equity holder consent necessary to approve the Transaction (the “Required Equity Holders Approval”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by Sellers and Helix of this Agreement and the consummation by Sellers and Helix of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of applicable U.S. state or federal securities laws, and (ii) any actions or filings the absence of which would not be, individually or in the aggregate, material to Sellers or Helix or impair the ability of Sellers or Helix to consummate the Transaction.

Section 3.04 Non-contravention. The execution, delivery and performance by Sellers and Helix of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Sellers or any Acquired Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract binding upon any Acquired Company or any material Permit affecting, or relating in any way to, the assets or business of any Acquired Company or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company.

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Section 3.05 Capitalization; Subsidiaries.

(a) The issued and outstanding Membership Units of Helix, including the holders thereof, is set forth in Section 3.05(a) of the Disclosure Schedule. The Sellers own all such Membership Units, which comprise the only issued and outstanding equity securities of Helix, free and clear of any Liens. All outstanding equity securities of Helix have been duly authorized and validly issued and are fully paid and nonassessable. There are no equity securities of Helix that remain subject to vesting or forfeiture restrictions. Except as otherwise set forth in Section 3.05(a) of the Disclosure Schedule, there are no outstanding (i) equity securities or voting securities of Helix , (ii) securities of Helix convertible into or exchangeable for equity securities or voting securities of Helix, or (iii) options or other rights to acquire from Helix, or other obligations of Helix to issue, any equity securities, voting securities or securities convertible into or exchangeable for equity securities or voting securities of Helix.

(b) All outstanding equity securities of Helix have been issued and granted in material compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(c) Helix has never repurchased, redeemed or otherwise reacquired any of their securities and there are no outstanding rights or obligations of Helix to repurchase or redeem any of their securities.

(d) Section 3.05(d) of the Disclosure Schedule lists for each Subsidiary of Helix, the percentage of equity securities owned or controlled, directly or indirectly by Helix as of the date hereof. No Acquired Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Helix to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of each of the Subsidiaries of Helix are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by Helix or a Subsidiary of Helix, free and clear of any Liens.

Section 3.06 Financial Records.

(a) The books of account and other financial records of the Acquired Companies have been kept accurately in the ordinary course of business consistent with Applicable Laws in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects. .

Section 3.07 Absence of Certain Changes. Except as set forth in Section 3.07 of the Disclosure Schedule, between September 30, 2020 and the date of this Agreement, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b) any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company;

(c) any amendment of the Organizational Documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d) any splitting, combination or reclassification of any shares of capital stock or other equity securities of any Acquired Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(e) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital stock or other equity securities of any Acquired Company;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company other than incurred in the ordinary course of business consistent with past practice and in excess of $50,000 individually or $100,000 in the aggregate;

(g) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Acquired Company of any material assets, securities, properties, interests or businesses;

(h) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales or licenses of Company Products in the ordinary course of business consistent with past practice;

(i) the making by any Acquired Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j) the creation, incurrence or assumption by any Acquired Company of any Indebtedness, other than Intercompany Indebtedness and Indebtedness that has been incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

(k) (i) the entering into of any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect any Acquired Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to Intellectual Property Rights or otherwise), in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company;

(l) the sale, disposition, transfer or license to any Person of any rights to any Technology or any Intellectual Property Rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); or the sale, disposition or transfer or providing a copy of the source code for Company Proprietary Software to any Person;

(m) the entering into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party IP;

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(n) (i) the grant or increase of, or commitment to grant or increase, any form of compensation or benefits payable to any member, director, officer, advisor, consultant or employee of any Acquired Company, including pursuant to any employee benefit plan, (ii) the hiring or termination of any employee, officer, director or consultant of any Acquired Company, (iii) the adoption, entering into, modification or termination of any employee benefit plan, (iv) the acceleration of the vesting or payment of any compensation or benefits under any employee benefit plan, or (v) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, other than, with respect to clauses (i) and (ii) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of any Acquired Company;

(o) any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in US GAAP, as agreed to by its independent public accountants;

(p) any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against any Acquired Company, (ii) any stockholder or member litigation or dispute against any Acquired Company or any of its members, officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(q) any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any Tax audit or inquiry filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(r) any agreement or commitment to take any of the actions referred to in clauses (a) through (o).

Section 3.08 No Undisclosed Liabilities. No Acquired Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities that have been incurred by the Acquired Companies since September 30,2020 in the ordinary course of business and consistent with past practice;

(b) the liabilities or obligations identified in Section 3.08 of the Disclosure Schedule; and

(c) liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to the Acquired Companies.

Section 3.09 Material Contracts.

(a) Except as set forth in Section 3.09 of the Disclosure Schedule, no Acquired Company is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii) any Contract pursuant to which any Intellectual Property Right or Technology, including any Third Party IP (in each case, excluding Foreground IP), is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than Contracts for Generally Available Software;

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(iii) any Contract pursuant to which any Intellectual Property Right or Technology (in each case, excluding Foreground IP) is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party.

(iv) any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Closing, the right or ability of Purchaser or any of its Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Acquired Company or any related Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services (other than products or services which are customized for a particular customer and which contain Foreground IP) for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Intellectual Property Right or Technology (in each case, excluding Foreground IP);

(v) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of $50,000 or more or (B) aggregate payments by any Acquired Company of $100,000 or more in the past two years;

(vi) any Contract providing for “most favored customer” terms or similar terms, including such terms for pricing;

(vii) any sales, distribution or other similar agreement providing for the sale of Company Products that provides for (A) annual payments to any Acquired Company of $50,000 or more or (B) aggregate payments to the Acquired Companies of $100,000 or more in the past two years;

(viii) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(ix) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise but excluding internal restructuring) entered into after September 30, 2020 or pursuant to which any Acquired Company has any current or future rights or obligations;

(x) any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xi) any Contract relating to the acquisition, issuance or transfer of any securities (but excluding internal restructuring);

(xii) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xiii) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business and intercompany guarantees among the Acquired Companies);

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(xiv) any Contract relating to the creation of any Lien (other than Permitted Liens) with respect to any asset of any Acquired Company;

(xv) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xvi) any Contract with any Related Person;

(xvii) any Contract with a Governmental Authority generating revenues in excess of $50,000 per annum or that has been executed within the four months prior to the date of this Agreement;

(xviii) any employment, severance, retention, change-in-control, bonus or other Contract with any current or former member, employee, officer, director, advisor or consultant of any Acquired Company (A) pursuant to which any Acquired Company has any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transaction, or (C) that otherwise restricts any Acquired Company’s ability to terminate the employment or engagement of such individual without penalty or liability (excluding any penalty or liability in respect of the employee’s notice period and right not to be unfairly dismissed), other than, in each case, Contracts entered into in the ordinary course of business consistent with past practice with any advisor, consultant or employee of any Acquired Company; and

(xix) any other Contract not made in the ordinary course of business that is material to any Acquired Company.

(b) Seller has made available to Purchaser accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Disclosure Schedule, including all amendments thereto. Section 3.09(a) of the Disclosure Schedule provides an accurate description of the material terms of each Material Contract identified in Section 3.09(a) of the Disclosure Schedule that is not in written form.

(c) Each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of Seller, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) No Acquired Company has received any written notice or, to the Knowledge of Seller, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e) No Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.10 Compliance with Applicable Laws.

(a) To the Knowledge of Sellers, each Acquired Company is, and has at all times been, in material compliance with, is not, and at no time has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law, including any applicable Data Protection Law.

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(b) To the Knowledge of Sellers, each Acquired Company, and each of its Affiliates and Representatives, is, and has at all times, been, in material compliance with all export control and sanctions laws and regulations that are applicable to the respective Acquired Company, and, to the Knowledge of the Sellers, its Affiliates and Representatives, as the case may be, in particular the various economic sanctions laws administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department. Without limiting the foregoing, no Acquired Company, and, to the Knowledge of Sellers, none of its Affiliates or Representatives, is currently the subject of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC or the U.S. Department of State) or other relevant sanctions authority.

(c) To the Knowledge of Sellers, no Acquired Company has and no employee or other Person associated with or acting on behalf of any Acquired Company (including any agent) has, directly or indirectly, in connection with any Acquired Company:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated or committed any offence under any provision of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption law (the “Anti-Corruption Law”); or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) To the Knowledge of Sellers, there are no pending and there have not been any threatened (in writing) claims or investigations of potential violations, of applicable Anti-Corruption Laws by any Acquired Company related in any way to any Acquired Company’s business.

(e) To the Knowledge of Sellers, each of the Company Products is and has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(f) Except as set forth in Schedule 3.10, to the Knowledge of Sellers each Acquired Company is, and has at all times been, in material compliance with (i) all Applicable Laws regarding the protection, storage, use and disclosure of Personal Data, and (ii) the privacy policies and other Contracts (or portions thereof) in effect between such Acquired Company and its customers and business partners, in each case that are applicable to the use and disclosure of Personal Data. To the Knowledge of Sellers, each Acquired Company has reasonable safeguards in place to protect Personal Data in such Acquired Company’s possession or control from unauthorized access by third Persons, including such Acquired Company’s employees and contractors.

(g) To the Knowledge of Sellers, each Acquired Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws.

(h) To the Knowledge of Sellers, no Acquired Company has, in the period of 1 year preceding the date of this Agreement, suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Data, and each Acquired Company has passed all regulatory audits to which they have been subject

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(i) To the Knowledge of Sellers, no Acquired Companies has received (i) notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws or (ii) claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws and to Sellers’ Knowledge, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action .

Section 3.11 Litigation.

(a) There is no pending material Proceeding, and to the Knowledge of Sellers, no Person has threatened in writing to commence any Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction. To the Knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.

(b) There is no material order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business. To the Knowledge of Sellers, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12 Real Property. None of the Acquired Companies owns any real property.

Section 3.13 Properties.

(a) The Acquired Companies have good and marketable, indefeasible, fee simple title to, or, in the case of leased property and assets, valid leasehold interests in, all of their personal property and assets (whether tangible or intangible). None of such property or assets is subject to any Lien, except:

(i) Liens disclosed in Schedule 3.13(a)(i) of the Disclosure Schedule;

(ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established);

(iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; or

(iv) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets (clauses “(i)” through “(iv)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of Sellers threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

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(c) The equipment owned by each Acquired Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(d) The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use by the Acquired Companies in connection with the Business and are adequate to conduct the Business as currently conducted.

Section 3.14 Intellectual Property.

(a) Sellers have made available to Purchaser each material Company Product and any product or service currently under development by any Acquired Company. To the Knowledge of Sellers, the Company Products have not been in the last two years immediately prior to the date of this Agreement, and are not currently, materially and adversely affected in terms of use, functionality or performance by any latent defect contained in such Company Product or any product or system containing or used in conjunction with such Company Product. To the Knowledge of the Sellers no Company Product currently fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all unregistered Trademarks used in connection with any of the Acquired Company’s products or services. The Company has made available to Purchaser complete and accurate copies of all applications and other material documents related to each such item of Registered IP. None of the Acquired Companies own any Patents or any patent applications.

(c) Section 3.14(c) of the Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Acquired Companies (other than Generally Available Software), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Technology is licensed to the Acquired Companies, and (iii) whether the license or licenses granted to an Acquired Company is or are, as the case may be, exclusive or nonexclusive. Except as set forth in Section 3.14(d) of the Disclosure Schedule, no Person who has licensed Technology or Intellectual Property Rights to an Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(d) To the Knowledge of Sellers, all Company IP is valid, subsisting, and enforceable. As of the date of this Agreement, all filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws. To the Knowledge of Sellers, no application for, or registration with respect to, any Registered IP that is Company IP has been abandoned, allowed to lapse, or rejected, except as stated on Schedule 3.14(d). Section 3.14(d) of the Disclosure Schedule sets forth a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is 90 days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP. No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or has been, pending or threatened in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged, and to the Knowledge of Sellers there is no basis for a claim that any Company IP is invalid or unenforceable.

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(e) Except as stated on Schedule 3.14(e), no Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. Except with respect to Foreground IP, no Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.

(f) The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than Foreground IP and non-exclusive licenses granted in the ordinary course of business consistent with past practice). The Company IP, together with the Technology and Intellectual Property Rights licensed to the Acquired Companies under the Contracts listed in Section 3.09 of the Disclosure Schedule, consist of all the Technology and Intellectual Property Rights used in or held for use in the conduct of the Business as currently conducted. The Acquired Companies have sufficient rights in the Foreground IP necessary to conduct the Business as currently conducted.

(g) To the Knowledge of Sellers, no current or former member, stockholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Technology or Intellectual Property Rights used by any Acquired Company. To the Knowledge of Sellers, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning Technology, Intellectual Property Rights or confidentiality.

(h) To the Knowledge of Sellers, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.14(h) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement (and the Company has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) No Acquired Company has received written notice that it has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. Without limiting the foregoing to the Knowledge of the Sellers, the Company Products do not infringe, misappropriate or violate the Intellectual Property Rights of any other Person and have not infringed, misappropriated or violated the Intellectual Property Rights of any other Person. To the Knowledge of Sellers, no infringement, misappropriation, or similar claim or Proceeding is pending or, threatened against any Acquired Company or against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. No Acquired Company has received any notice (in writing) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice inviting an Acquired Company to take a license under any Intellectual Property Right.

(j) Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transaction will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.09 of the Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right, including any such grant, assignment or transfer by Purchaser or its Affiliates.

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(k) Except as set forth in Schedule 3.14(k) of the Disclosure Schedule, to the Knowledge of the Sellers, no Company Product contains any malicious: (i) “back door,” (ii) “drop dead device,” (iii) “time bomb,” (iv) “Trojan horse,” (v) “virus,” (vi) “worm,” (vii) “spyware,” or (viii) “adware” (as such terms are commonly understood in the software industry) (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products.

(l) Except as set forth in Schedule 3.14(l) of the Disclosure Schedule, Helix has no Company Proprietary Software.

(m) Section 3.14(m)(i) of the Disclosure Schedule sets forth all material Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product, which list specifies (A) the Contract under which each such item of Open Source Software has been licensed to the applicable Acquired Company, (B) whether such item of Open Source Software has been modified by the Company, and (C) whether such item of Open Source Software is or was distributed in the Company Product by an Acquired Company. Except as specified in Section 3.14(m)(ii) of the Disclosure Schedule, no Company Product is subject to any “copy left” or other obligation or condition (including any obligation or condition under any “open source” license) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Product, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof, (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge, or (D) granting any patent rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license distribute or charge for any Company Product or any Intellectual Property Rights therein.

(n) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(o) Helix is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate them to grant or offer to any other Person any license or right to any Company IP.

(p) Schedule 3.14(p) of the Disclosure Schedules lists features of Company Products that are not Malicious Code but which have similar functionality to “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as those terms are commonly understood in the software industry).

Section 3.15 Information Technology. The information technology systems used by the Acquired Companies (“IT Systems”) are operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. To the Knowledge of Sellers, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. To the Knowledge of Sellers, each Acquired Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

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Section 3.16 Insurance Coverage. Sellers have made available to Purchaser accurate and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies. Sellers have no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.17 Licenses and Permits. To the Knowledge of the Sellers, each Acquired Company has, and at all times has had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and has made all necessary filings required under Applicable Law, necessary to conduct its business in material compliance with Applicable Law. No Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.17 of the Disclosure Schedule sets forth an accurate and complete list of all Permits issued to any Acquired Company. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transaction will be, in full force and effect. Section 3.17 of the Disclosure Schedule also sets forth an accurate and complete list of all Permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain.

Section 3.18 Tax Matters.

(a) Each Acquired Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed for all taxable years ending on or after 2019. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by such Acquired Company (whether or not shown on any Tax Returns and including estimated Taxes that are required to have been paid) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b) With respect to any Pre-Closing Tax Period, each Acquired Company has made full provision in accordance with US GAAP in its statutory accounts for the payment of all Taxes that are due or are claimed to be due, or may or will become due as a result of activities during such Pre-Closing Tax Period. No Acquired Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

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(c) No deficiencies for Taxes with respect to any Acquired Company have been claimed or assessed by any Tax authority or other Governmental Authority for all taxable years ending on or after 2019, and there is no existing audit or inquiry of any Tax authority or other Governmental Authority in relation to any such deficiencies. There are no pending or, to the Knowledge of Sellers, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company. To the Knowledge of Sellers, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any Acquired Company. The Sellers have delivered or made available to Purchaser complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable years ending on or after December 31, 2018, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof) since 2018. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes is in effect with any Tax authority, and each employee of an Acquired Company who is authorized to act on behalf of such Acquired Company with respect to any Taxes is identified on Section 3.18(c) of the Disclosure Schedule.

(d) There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable).

(e) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account.

(f) No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract in respect of any party other than an Acquired Company.

(g) No Acquired Company has participated or plans to participate in any Tax amnesty program, or within the last six years has been party to a transaction that has been required to be disclosed to, or that has required a formal clearance or ruling from, any Tax authority or other Governmental Authority.

(h) No Acquired Company has liability for the Taxes of any Person other than an Acquired Company (i) as a transferee or successor, (ii) by Contract or (iii) otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements in respect of any party that is not an Acquired Company).

(i) Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holders of such Acquired Company or other Person. Each Acquired Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(j) All documents which are required (i) to establish the title of any Acquired Company to any asset or (ii) to enforce any rights of any Acquired Company, and in each case in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped and such stamp, registration, transfer or similar tax has been paid in respect of such documents.

Section 3.19 Employees and Employee Benefit Plans.

(a) Section 3.19(a) of the Disclosure Schedule sets forth, in respect of each Employee, the name of employer, name, date of birth, length of continuous service, date of commencement of employment, notice period (or date of expiry of fixed term), the position held and job location, salary, fees or wages (stating whether overtime is contractual or discretionary), holiday entitlement, pension contribution, commission, profit sharing, bonus and incentive arrangements, severance or redundancy terms, and any other material benefits or privileges provided (stating whether contractual of discretionary). No Acquired Company has granted or is obliged to grant any options or rights under any share ownership, share option or similar plan and no Employee Benefit Trust exists. Except as could not result in liability to an Acquired Company, no Acquired Company or ERISA Affiliate of an Acquired Company maintains any plan, agreement, policy or arrangement that is subject to ERISA.

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(b) Except as set forth on Section 3.19(b) of the Disclosure Schedule, there is no person who has accepted an offer of employment or engagement made by any Acquired Company whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance. At the date of this Agreement, no Employee (i) has given or, to the Knowledge of Sellers, has threatened to give, or received notice terminating his or her office and/or employment (where that notice has not yet expired) or (ii) is under threat of dismissal. No Employee is absent for a period of, or expected to be, more than four weeks.

(c) Except as set forth on Section 3.19(c) of the Disclosure Schedule, there is no person who is engaged by any Acquired Company to provide services personally to it who is not an Employee.

(d) Sellers have made available to Purchaser all current employment policies and staff handbooks pertaining to the Employees.

(e) Subject to Section 3.09, no contractual or gratuitous payment (including in the form of a “golden parachute”), benefit or accelerated benefit has been made or may become due to be made to any Employee in connection with the Transaction nor will the consummation of the Transaction enable any Employee to terminate his or her employment.

(f) Except as set forth on Section 3.19(f) of the Disclosure Schedule, other than routine increases to salary and flexible working requests and the level of benefits (i) during the twelve-month period prior to the date of this Agreement there have been no changes to the terms and conditions or benefits of any Employee whose salary equals or exceeds $50,000 per annum and (ii) no changes to terms and conditions or benefits of any Employee have been proposed or agreed in the six months prior to the date of this Agreement or were due to be considered or implemented after the date of this Agreement.

(g) No amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and there are no amounts that have accrued but are not yet due to be paid. No Acquired Company has made any loan or advance to any Employee that is outstanding.

(h) Except as set forth on Section 3.19(h) of the Disclosure Schedule, no Employee or Former Employee is involved in any existing, pending or, to the Knowledge of Sellers, threatened claim or dispute by or in respect of any Employee, Former Employee or employee representative representing any Employee (“Employment Dispute”) and has not been involved in any Employment Dispute in the twelve-month period prior to the date of this Agreement. To the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to result in or be the basis for any Employment Dispute, or that may suggest that any of the provisions of this Agreement may lead to any Employment Dispute.

(i) Each Acquired Company has complied in all material respects with all Applicable Laws and codes of practice in respect of each Employee and Former Employee. No Acquired Company has at any time discriminated against or caused any Employee to suffer any detriment on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation.

(j) Except as set forth on Section 3.19(j) of the Disclosure Schedule, no Acquired Company has in relation to any of the Employees (i) recognized (or done any act which might be construed as recognition of) any trade union, or (ii) entered into any kind of collective agreement, understanding or arrangement with any trade union, works council, staff association or any other employee representative.

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(k) Sellers have made available to Purchaser details of any incapacity, sickness, disability, accident, healthcare or death benefits provided to any Employee or Former Employee.

(l) Except as set forth on Section 3.19(l) of the Disclosure Schedule, no Acquired Company has or has ever had a Pension Plan, stock option plan, equity incentive plan or similar plan.

(m) All benefits payable on death in respect of any Employee or Former Employee are fully insured under a policy with an insurance company of good repute and at its normal rates.

(n) No proposal or announcement has been made to any Employee about the introduction of any Pension Plan or Pension Benefits.

Section 3.20 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of Sellers, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii) each Acquired Company is, and has at all times been, in material compliance with all Environmental Laws and all Environmental Permits, and to the Knowledge of Sellers, no circumstances exist on the date hereof that will require any material capital expenditures to be incurred within one year of the date of this Agreement in order to ensure compliance with Environmental Laws and all Environmental Permits; and

(iii) to the Knowledge of Sellers, there are no liabilities or obligations of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Seller, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been made available to Purchaser.

(c) For purposes of this Section 3.20, the term “Acquired Company” shall include any entity that is, in whole or in part, a predecessor of such Acquired Company.

Section 3.21 Significant Customers and Suppliers; Product Liability.

(a) Section 3.21(a) of the Disclosure Schedule sets forth an accurate and complete breakdown of the revenues received from any customer of Helix which represents five percent (5%) or greater of its revenue for calendar years 2019 and 2020.

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(b) Section 3.21(b) of the Disclosure Schedule sets forth an accurate and complete list of the 5 largest suppliers of Helix, by revenue, for the calendar years 2019 and 2020. None of the Acquired Companies have any sole source suppliers providing for either (i) annual payments of $100,000 or more or (ii) payment of $50,000 per transaction. Neither Sellers nor any Acquired Company has received any written notice or other written communication indicating that any of the suppliers listed in Section 3.21(b) of the Disclosure Schedule may cease acting as a supplier to any Acquired Company or otherwise dealing with any Acquired Company.

(c) All Company Products manufactured, designed, or sold by the Seller or any Acquired Company are and were free from material defects in construction and design. There are no material claims, causes of action, suits, inquiries (in writing), allegations (in writing), or written complaints with respect to the failure of (i) any Company Product to meet or otherwise satisfy the terms of any Contract or specification, including warranty-related obligations, or (ii) of the Seller or any Acquired Company to take reasonable care in the design, development, research, manufacture, supply, marketing, sale, distribution, support and maintenance of the Company Products pending or, to the Knowledge of the Seller, threatened in writing by any Person, against the Seller or any Acquired Company relating to any Company Product. There has not been, nor is there under consideration by the Seller or any Acquired Company, any Company Product recall or post-sale warning conducted by or on behalf of the Seller or any Acquired Company concerning any Company Product.

Section 3.22 Accounts Receivable

(a) Section 3.22(a) of the Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Companies as of December 31, 2020. All existing accounts receivable of the Acquired Companies (a) represent and will represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business and (b) , to the Knowledge of Sellers, will be collected in full when due, without any counterclaim or set off (other than normal cash discounts accrued in the ordinary course of business consistent with past practice), and, with respect to accounts receivable that have arisen since December 31, 2020, net of reserves that will be established with respect to such receivables consistent with past practices, which reserves are adequate and calculated consistent with past practice of the Acquired Companies.

Section 3.23 Affiliate Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, no member, director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (other than any other Acquired Company) (each of the foregoing, a “Related Person”), other than in its capacity as a member, director, officer or employee of any Acquired Company (a) is involved, directly or indirectly, in any business arrangement or other relationship with any Acquired Company (whether written or oral), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or (c) is engaged, directly or indirectly, in any business that competes with the Business. In addition, to the Knowledge of Seller, no Related Person has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 3.24 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers or any Acquired Company who might be entitled to any fee or commission from Sellers, any Acquired Company or any Affiliates of Seller or any Acquired Company in connection with the Transaction.

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Section 3.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), none of Sellers, any of the Acquired Companies, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or any of the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information, regarding Helix or its Subsidiaries furnished or made available to Purchaser and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Applicable Law.

ARTICLE 4.
Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers and Helix that:

Section 4.01 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

Section 4.02 Corporate Authorization. Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser. Assuming the due authorization, execution and delivery of this Agreement by Sellers and Helix, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (b) any actions or filings, the absence of which would not be reasonably expected to materially impair the ability of Purchaser to consummate the Transaction.

Section 4.04 Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Purchaser or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transaction.

Section 4.06 Financial Ability. On the Closing Date, Purchaser will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Cash Payment payable by Purchaser pursuant to Section 2.01(c) in accordance with the terms of this Agreement.

Section 4.07 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened in writing against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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Section 4.08 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), technology and assets of Helix and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Helix for such purpose. Purchaser acknowledges and agrees that: (a) other than the Fairness Opinion and Audit and Review, it has received all information it considers necessary or appropriate for deciding whether to acquire the Membership Units pursuant to the terms of this Agreement; (b) it had sufficient opportunity to discuss the Business, management, financial affairs, and the terms and conditions of the purchase and sale of the Membership Units with Seller and Helix; (c) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, Helix or any other Person has made any representation or warranty as to Seller, Helix or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.09 Sellers Stock Payment. At Closing, assuming the prior approval of the Stock Payment by the Purchaser’s stockholders in accordance with NASDAQ Rule 5635(a) (the “Stockholder Approval”), all of the common stock associated with the Stock Payment shall have been duly authorized and validly issued and shall be fully paid and nonassessable. At Closing, assuming the Stockholder Approval has been obtained, Purchaser shall have full requisite power and authority to issue and sell the common stock associated with the Stock Payment to Sellers according and subject to the terms and the provisions of this Agreement so as to vest in Sellers good and marketable title to the common stock associated with the Stock Payment, free and clear of any claim, lien, option, charge or encumbrance, other than those restrictions on transfer imposed by the federal securities laws.

ARTICLE 5.
Covenants of Sellers and Helix

Section 5.01 Conduct of the Acquired Companies. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), Sellers shall, and shall cause each Acquired Company to, conduct their Business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact the present business organization of the Acquired Companies, (ii) maintain in effect all foreign, federal, state and local Permits of the Acquired Companies, (iii) keep available the services of officers and key employees of the Acquired Companies, and (iv) maintain satisfactory relationships with the customers, lenders and suppliers of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except (1) as set forth on Schedule 5.01, (2) as expressly permitted or contemplated by this Agreement or (3) pursuant to the written consent of Purchaser (such consent not to be unreasonably withheld or delayed), during the Interim Period, Seller shall cause each Acquired Company not to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares or any equity securities of any Acquired Company;

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(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $10,000 individually or $50,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

(f) sell, lease, license, assign, convey, dispose of, encumber, or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, including any Intellectual Property Rights and Technology, other than sales and licenses of Company Products in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) make any payments to any Related Person, except in the ordinary course of business;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness in excess of $10,000, excluding Intercompany Indebtedness and Indebtedness that may be incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

(j) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, other than in the ordinary course of business consistent with past practice;

(k) other than as required by Applicable Law: (i) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any member, director, officer, advisor, consultant, or employee of any Acquired Company, including pursuant to any employee benefit plan, (ii) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any employee benefit plan, (iii) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits under any employee benefit plan, (iv) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation to any member, director, officer, advisor, consultant or employee of any Acquired Company, or (v) hire, promote or terminate, or commit to hire, promote or terminate, any employee, officer, director or consultant of any Acquired Company or who otherwise provides services to the Acquired Companies in respect of the Business;

(l) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Intellectual Property Rights used in or otherwise material to the business of any Acquired Company, other than in the ordinary course consistent with past practice regarding Intellectual Property Rights that are not material to the conduct of the business of any Acquired Company;

(m) sell any products or services outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

(n) take any action that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

(o) change any Acquired Company’s methods of accounting or accounting practices;

(p) commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than any Proceeding involving a settlement of $50,000 or less as its sole remedy), (ii) any equity holder litigation or dispute against any Acquired Company or any of its members, officers or directors or (iii) any Proceeding that relates to the Transaction;

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(q) make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; file any federal or state income tax return or any other material Tax Return; amend any Tax Return; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(r) form or acquire any Subsidiaries; or

(s) agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, prior to the Closing, Sellers shall be permitted to (i) cause each Acquired Company to dividend, distribute or otherwise pay to Sellers or any of their Affiliates any cash of such Acquired Company (each, a “Permitted Dividend”), (ii) remove, or cause any Acquired Company to remove, and pay to Sellers or any of their Affiliates any cash held in any bank account, (iii) settle Intercompany Indebtedness (including pursuant to the Permitted Dividends), or (iv) enter into Contracts in connection with any of the foregoing, (each, a “Permitted Activity”). Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that prior to Closing nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operation of the Acquired Companies, and prior to Closing, Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 5.02 Equity Holders’ Approvals.

(a) Subject to Section 5.03, Sellers shall, as soon as practicable, take all action necessary under Applicable Law and the Organizational Documents of Helix to approve the Transaction (the “Equity Holders’ Approvals”). Subject to Section 5.03, Sellers shall (i) ensure that the Equity Holders’ Approvals are obtained in compliance with all Applicable Law and (ii) take all other actions reasonably necessary or advisable to obtain the vote or consent of the Helix equity holders and to obtain the Required Equity Holders Approval, including such actions as are required by Applicable Law.

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Section 5.03 No Solicitation; Other Offers.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.01, and except as otherwise provided for in this Agreement, Sellers shall not, and shall cause each of their Representatives and each of the Acquired Companies (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, an Acquisition Proposal from any Person but Purchaser; (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Purchaser; (iii) furnish to any Person other than Purchaser or its Representatives any information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person other than Purchaser, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal from a Person other than Purchaser; (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal with any Person other than Purchaser and its Representatives; or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the equity holders of Helix . From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.01, Sellers shall promptly (and in any event at Purchaser’s request and otherwise within 24 hours) provide Purchaser with: (i) an oral and a written description of any inquiry, expression of interest, proposal or offer relating to a possible Acquisition Proposal (including any modification thereto), or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer regarding a possible Acquisition Proposal, that is received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Purchaser), including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) a copy of each written communication and an accurate summary of each other communication transmitted on behalf of the Other Interested Party or any of its Representatives to any Acquired Company or any Representative of any Acquired Company or transmitted on behalf of any Acquired Company or any Representative of any Acquired Company to the Other Interested Party or any of its Representatives. All information provided by Seller to Purchaser and its Representatives pursuant to this Section 5.03(c) shall be kept confidential and be subject to the terms and provisions of the Confidentiality Agreement.

(b) Sellers shall not, and shall cause each Acquired Company not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which any Acquired Company is a party, and Sellers shall, and shall cause each Acquired Company to, enforce the provisions of each such agreement; provided, that, nothing contained in this Agreement shall restrict Sellers from entering into, terminating, waiving, amending, modifying any provision of, or granting permission under, any standstill or confidentiality agreement which is unrelated to an Acquisition Proposal.

(c) Sellers agrees that any violation of the restrictions set forth in this Section 5.03 by any Representative of any of the Acquired Companies shall be deemed to be a breach of this Agreement (including this Section 5.03) by Sellers.

Section 5.04 Access to Information. From the date of this Agreement until the Closing, upon reasonable notice and during normal business hours, and subject to Applicable Law, Sellers shall and shall cause each Acquired Company to (i) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, in the same form provided to Purchaser during its due diligence review, provided, that Sellers need not provide financial and operating data any earlier than such information would otherwise be available in the ordinary course of business consistent with past practice, and (iii) instruct the Representatives of the Acquired Companies to cooperate with Purchaser in its investigation of the Acquired Companies. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to be disruptive or interfere unreasonably with the conduct of the business of the Acquired Companies. Prior to the Closing, with the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed, (A) Purchaser may contact any suppliers to, or customers of, the Acquired Companies, and (B) Purchaser shall have the right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies. All information provided to Purchaser and its Affiliates and Representatives pursuant to this Agreement shall be considered confidential.

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Section 5.05 Notice of Certain Events. During the Interim Period, Sellers shall promptly notify Purchaser of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b) any written notice or other written communication from any Governmental Authority (i) delivered in connection with the Transaction or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect;

(c) any actions, suits, claims, investigations or proceedings commenced or, to their Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11 or 3.14, as the case may be, or that relate to the consummation of the Transaction;

(d) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and

(e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely.

No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Sellers in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied, unless the updated Disclosure Schedules specifically incorporating the information included in any such notice are delivered by the Sellers to the Purchaser in accordance with the terms of this Agreement..

Section 5.06 Payoff Letters; Invoices; and Lien Releases. Sellers shall use commercially reasonable efforts to obtain and deliver to Purchaser no later than two Business Days prior to the Closing Date, an accurate and complete copy of: (a) a payoff letter, dated no more than three Business Days prior to the Closing Date, with respect to all Closing Indebtedness, if any, of any Acquired Company owed to such lender and the estimated amounts payable to the lender thereof to (i) satisfy such Closing Indebtedness as of the Closing and (ii) terminate and release any Liens related thereto (each, a “Payoff Letter”), or such other appropriate documentation with respect to the satisfaction and cancelation of all Closing Indebtedness; (b) an invoice from each advisor or other service provider to any Acquired Company, dated no more than three Business Days prior to the Closing Date, with respect to all Acquired Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”); and (c) to the extent not delivered in connection with a Payoff Letter, written instruments terminating and releasing any Lien on (i) any property or assets of any Acquired Company or used in the Business or (ii) the equity securities of Helix or any other securities of any Acquired Company (each, a “Lien Release”).

Section 5.07 Financial Statements. Sellers shall provide Purchaser and its advisors with reasonable access to all facilities, books, records and other business, financial, legal and other relevant information in relation to the Acquired Companies as reasonably requested by the Purchaser in order to enable Purchaser to have a PCAOB registered accounting firm conduct a financial audit (the “Audit”) of the Acquired Companies as of and for the 2 years ending December 31, 2019, and a financial review(the “Review”) of the Acquired Companies for the nine month periods ended September 30, 2019 and 2020(the “Interim Financial Statements”), all prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”). Each Party acknowledges that the successful completion of the Audit and the Review is a condition precedent to the Closing. Purchaser shall be responsible for the costs of the Audit and Review provided, however, upon Closing (if at all), one-half of such costs shall be offset against the Purchase Price.

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Section 5.08 Fairness Opinion. Prior to Closing, an investment banker selected by Purchaser with the consent of Sellers, which shall not be unreasonably withheld, will prepare an opinion (the “Fairness Opinion”) respecting the fairness of the consideration to be paid by the Purchaser and received by the Sellers pursuant to this Agreement and by the equity holders of ggCircuit LLC, pursuant to a purchase agreement of even date herewith, from a financial point of view. Sellers may terminate this Agreement, pursuant to Section 9.01(h), in their sole discretion, if the Fairness Opinion does not support an aggregate purchase price for Helix and ggCircuit LLC of $43,000,000 and, based thereon, Purchaser is no longer willing to pay the Purchase Price. Conversely, Purchaser may terminate this Agreement, in its sole discretion, pursuant to Section 9.01(h), if the Fairness Opinion does not support the aggregate purchase price of $43,000,000.

ARTICLE 6.
Additional Covenants of the Parties

Section 6.01 Appropriate Action; Consents.

(a) Each of Sellers, Helix and Purchaser shall, and Sellers shall cause the Acquired Companies to, use commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by any Acquired Company, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transaction.

(b) The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transaction, (ii) required to be disclosed in the Disclosure Schedule or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the Closing.

Section 6.02 Board Representation.

(a) Purchaser and Sellers agree that Sellers and the equity holders of ggCircuit LLC, acting jointly, will have the right, at Closing, to designate one person, subject to the reasonable approval of such person by Purchaser, to serve on the Board Directors of Purchaser. This representation shall survive Closing. If such designee to the Board of Directors resigns or is removed as a director prior to the one- year anniversary of the Closing Date, Sellers and the equity holders of ggCircuit LLC shall have the right to designate a replacement to serve on the Board of Directors. Following the one-year anniversary of the Closing Date, the designee to the Board of Directors shall continue as a director of Purchaser under the same conditions applicable to all of the other members of the Board of Directors in terms of continuation of service.

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Section 6.03 Confidentiality; Public Announcements.

(a) Purchaser and Sellers hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement, dated as of January 21,2021, by and between Helix and Purchaser (the “Confidentiality Agreement”).

(b) Without limiting any other provision of this Agreement, each of Purchaser and Sellers shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither Sellers, Helix nor Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Transaction without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the Party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other Parties with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.04 Indemnification of Officers and Directors.

(a) Purchaser acknowledges that all rights to indemnification for acts or omissions occurring prior to the Closing existing as of the date of this Agreement in favor of the current and former members, shareholders, managers, directors and officers of each Acquired Company listed in Schedule 6.04 shall survive the Closing, and Purchaser shall cause each Acquired Company to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.

(b) The provisions of this Section 6.04 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current and former member, shareholder, manager, director and officer of each Acquired Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current or former member, shareholder, manager, director or officer and his or her heirs and personal representatives may have under the Organizational Documents of such Acquired Company or any contract or Applicable Law.

Section 6.05 Power of Attorney to Vote Equity Securities. Sellers, effective as of the Closing, irrevocably appoints Purchaser as their attorney for the purpose of exercising any rights, privileges or duties attaching to the Helix equity securities previously held by Sellers, including receiving notices of and attending and voting at all meetings of the members of Helix, until the date on which Purchaser or its nominee is entered in the register of members of Helix as the holder of such securities.

Section 6.06 Preservation of Records. Sellers ,Helix and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Acquired Companies for a period of three years from the Closing Date and shall make such records and personnel available, during normal business hours upon reasonable notice and in a manner so as to not unreasonably interfere with the conduct of business, to the other as may be reasonably requested by such Party in accordance with this Section 6.06.

Section 6.07 Operating Expenses. Upon execution of this Agreement, Purchaser shall pay to Helix the sum of $400,000 to cover costs of operations (the “Operating Expense Payments”) prior to Closing. If Closing takes place on or prior to April 30, 2021, Purchaser shall receive a credit against the Purchase Price for 100% of the Operating Expense Payments made by Purchaser under this Section 6.07. If Closing takes place after April 30, 2021, but on or prior to May 14, 2021, Purchaser shall receive a credit against the Purchase Price for 60% of the Operating Expense Payments made by Purchaser under this Section 6.07 and 40% of the Operating Expense Payments made by Purchaser under this Section 6.07 shall be forgiven in their entirety and Helix shall be permitted to retain such forgiven Operating Expense Payments. If the transaction does not close by May 14, 2021, 50% of the Operating Expense Payments made by Purchaser under this Section 6.07 will be repayable to Purchaser and 50% of the Operating Expense Payments made by Purchaser under this Section 6.07 shall be forgiven in their entirety and Helix shall be permitted to retain such forgiven Operating Expense Payments. Notwithstanding the foregoing, in the event that this Agreement is terminated prior to Closing (i) by Purchaser for Cause (as such term is defined within the Seller Loan definition), or by Sellers or Helix, other than by reason of the Closing not having taken place on or prior to May 14,2021, Purchaser shall be entitled to repayment of all of the Operating Expense Payments. Any required repayments to Purchaser resulting from a termination of this Agreement prior to Closing, as provided immediately above, shall be payable to Purchaser upon the earlier of (i) the consummation of a debt or equity financing in the aggregate amount of not less than $3 million by an Acquired Company and (ii) 12 months following the date of the Operating Expense Payments .In connection with this Section 6.07, Sellers agree that they will not purposefully take any actions which prevent Purchaser from achieving the earliest possible Closing Date.

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ARTICLE 7.
Tax Matters

Section 7.01 Tax Periods Ending on or before the Closing Date. To the extent not filed prior hereto, Sellers shall prepare or cause to be prepared, in accordance with Applicable Law and consistent with past practice, each Tax Return required to be filed with respect to an Acquired Company for a Pre-Closing Tax Period. At least 20 days prior to the date on which any such Tax Return is due (after taking into account any valid extension), Sellers shall deliver such Tax Return to Purchaser. No later than five days prior to the date on which such Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), Purchaser, after reasonable consultation with Sellers, may make reasonable changes and revisions to such Tax Return. Sellers shall not file such Tax Return without the consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. To the extent not filed prior hereto, Sellers shall file or cause to be filed each Tax Return required to be filed with respect to an Acquired Company for a Pre-Closing Tax Period. Pursuant to Article 10, but without limiting any of the Purchaser’s rights under Article 10, Purchaser may recover any Taxes relating to each such Tax Return to the extent not accounted for in the determination of the payment pursuant to this Agreement.

Section 7.02 Straddle Periods. Purchaser shall prepare each Tax Return required to be filed with respect to an Acquired Company for any Straddle Period, in accordance with Applicable Law and consistent with past practice. At least 20 days prior to the date on which any such Tax Return for a Straddle Period is due (after taking into account any valid extension), Purchaser shall deliver such Tax Return to Sellers. No later than five days prior to the date on which any such Tax Return for any Straddle Period is due (after taking into account any valid extension), Sellers, after reasonable consultation with Purchaser, may make reasonable changes and revisions to the pre-Closing portion of such Tax Return. Purchaser shall file or cause to be filed each Tax Return required to be filed with respect to an Acquired Company for a Straddle Period. Sellers shall be responsible for the payment of Taxes owed with regard to a Straddle Period for the period from the commencement of the Straddle Period through the Closing Date and Purchaser shall be responsible for Taxes owed with regard to a Straddle Period after the Closing Date. For purposes of this Section 7.02, whenever it is necessary to determine the responsibility for Taxes for a Straddle Period, the determination of Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after the Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the close of the Closing Date and the other of which begins at the beginning of the date after the Closing Date, and items of income, gain, loss or credit, and state and local apportionment factors for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies are closed at the close of business on the Closing Date; provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

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Section 7.03 Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by a Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the request of another Party access to (and ability to copy) the records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Sellers shall deliver or make available to Purchaser on the Closing Date, originals or accurate copies of all such books and records.

Section 7.04 Contest Provisions. If, subsequent to the Closing, Purchaser or any Acquired Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Indemnitees claim a right to indemnification under this Agreement, then within 10 days after receipt of such notice, Purchaser shall notify Sellers of such notice; provided, however, that any failure on the part of Purchaser to so notify Sellers shall not limit any of the obligations of Sellers under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest or materially increases a Sellers’ liability). Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided that Purchaser shall keep Sellers reasonably informed of all material developments on a timely basis, shall consider in good faith any comments provided by the Sellers in connection with the conduct and resolution of such Tax Contest and Purchaser shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Sellers’ indemnification obligations under this Agreement without Sellers’ written consent, which consent shall not be unreasonably withheld. “Tax Contest” means any audit, other administrative proceeding or inquiry by a Government Authority, or judicial proceeding, in each case relating to the relevant Tax Return.

Section 7.05 Characterization of Payments. Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the aggregate consideration paid by Purchaser pursuant to this Agreement for Tax purposes and shall be treated as such by all Parties on their Tax Returns to the extent permitted by law.

Section 7.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction and this Agreement shall be borne by Purchaser. Purchaser will file, and Sellers shall cooperate in the preparation and filing of, all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE 8.
Closing Conditions

Section 8.01 Conditions to the Obligations of Each Party. The obligations of Sellers, Helix and Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions:

(a) Required Equity Holders Approval. The Required Equity Holders Approval shall have been obtained and be in full force and effect.

(b) Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction shall have been made or obtained and be in full force and effect.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes illegal consummation of the Transaction.

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(d) Required Purchaser Stockholder Approval. The approval of the stockholders of Purchaser, as required pursuant to NASDAQ Rule 5635(a), shall have been obtained and be in full force and effect.

Section 8.02 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of (i) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date) and (ii) the other representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), in the case of this clause “(ii)”, without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. Each of the covenants that Sellers or any Acquired Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents. Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Executed Agreements and Certificates. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) (A) Payoff Letters from each creditor to which Closing Indebtedness is owed as of the Closing Date, each in form and substance satisfactory to Purchaser, or such other appropriate documentation with respect to the satisfaction and cancelation of Closing Indebtedness; (B) invoices from each Person with which Acquired Company Transaction Expenses have been incurred and remain unpaid as of the Closing Date, and (C) Lien Releases in accordance with Section 5.06;

(ii) a certificate of a secretary or assistant secretary, or equivalent officer (a “Secretary’s Certificate”), of Helix certifying copies of (A) for each Acquired Company, its charter documents as certified by the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of incorporation, and bylaws, each as amended, and (B) the resolutions of Sellers and Helix authorizing the execution, delivery and performance of this Agreement and the Transaction and, in the case of Helix, the transfer of their equity securities and (subject only to due stamping) the registration, in the register of members, of Purchaser as the sole holder of the equity securities of Helix following the Closing, and the incumbency and signatures of officers of Helix executing this Agreement;

(iii) a certificate executed on behalf of Helix by its Chief Executive Officer or Chief Financial Officer or persons preforming similar functions (an “Officers Certificate”) and containing representations and warranties of Helix, (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(c) 8.02(d), 8.02(f), 8.02(g) and 8.02(h) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness (and attaching thereto an accurate and complete copy of each executed Payoff Letter not previously delivered to Purchaser or such other appropriate documentation with respect to the satisfaction and cancelation of all Closing Indebtedness), and (C) specifying the total amount of the Acquired Company Transaction Expenses (and attaching thereto an accurate and complete copy of each Invoice not previously delivered to Purchaser);

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(iv) for each Acquired Company, Membership Unit certificates (if any) or stock certificates representing all of the issued and outstanding Membership Units or shares of capital stock, as applicable, of such Acquired Company; and

(v) all of the statutory and other books (duly written up to date) of each Acquired Company and all certificates/articles of incorporation, certificates of formation, certificates of incorporation or formation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Acquired Company or required to be kept by Applicable Law.

(f) Related Party Transactions. Except as otherwise listed on Schedule 8.02(f), all Material Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been made available to Purchaser) shall have been terminated.

(g) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Transaction on the terms, and conferring upon Purchaser all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy against, Purchaser if the Transaction is consummated.

(h) Key Employee Agreements. The employment arrangements with each of the Key Employees as set forth in Exhibit A, shall be in full force and effect, and to the Knowledge of Seller, no Key Employee shall have evidenced any intention to terminate employment with Purchaser or the applicable Acquired Company following the Closing. Each Key Employee shall have also executed a Non-Competition, Non-Circumvention and Confidentiality Agreement with the Purchaser in the form of Exhibit B hereto.

(i) Closing Under the ggCircuit LLC Purchase Agreement. The closing under the Equity Purchase Agreement of even date herewith among Purchaser, ggCircuit LLC, an Indiana limited liability company(“GGC”),and the equity holders of GGC (the “GGC Purchase Agreement”) shall take place simultaneously with the Closing.

Section 8.03 Conditions to the Obligations of Sellers and Helix. The obligations of Sellers and Helix to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Closing Procedures. The Purchasers shall have commenced the Audit and/or Review of Helix no later than the next Business Day following the date of this Agreement. Within five (5) Business Days of the conclusion of the Audit and Review, the Purchaser shall file a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with a meeting of its stockholders to approve the Transaction in compliance with NASDAQ Rule 5635(a). The proxy statement and the information contained therein shall comply , in all material respects, with the rules and regulations applicable thereto .Purchaser agrees to prosecute the voting process in an efficient and time sensitive manner such that the required stockholder vote can be taken as soon as reasonably practical. If the required stockholder approval is obtained, Purchaser, Helix and the Sellers shall proceed to close within five (5) Business Days of the vote. Purchaser shall provide copies of all materials, including correspondence, related to the voting process, to Sellers and Helix within 3 business days of providing to or receiving same from the SEC.

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(b) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (ii) shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

(c) Covenants. Each of the covenants that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(d) Executed Agreements and Certificates. Sellers and Helix shall have received the following agreements and documents, each of which shall be in full force and effect a certificate executed on behalf of Purchaser by its authorized representative and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Purchaser Closing Certificate”).

(e) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction on the terms contemplated herein.

(f) Purchase Price. Purchaser shall have delivered to Sellers cash in an amount equal to the Cash Portion of the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by Sellers least 2 Business Days prior to the Closing Date and the common stock of the Stock Portion shall be issued and delivered to the Sellers.

ARTICLE 9.
Termination

Section 9.01 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (notwithstanding the Required Equity Holders Approval):

(a) by mutual written agreement of Sellers and Purchaser;

(b) by Sellers or Purchaser, if the Closing has not occurred on or before May 14, 2021 or such later date as may be mutually agreed to by the Parties (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(c) by Sellers or Purchaser, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction;

(d) by Purchaser if there shall have occurred a Material Adverse Effect;

(e) by Purchaser, if (i) any representation or warranty of Sellers and/or Helix contained in this Agreement that is material to the valuation of the Business is materially inaccurate, or (ii) the covenants or obligations of Sellers and/or Helix contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Sellers and/or Helix during the 30-day period after Purchaser notifies Sellers and Helix , in writing, of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.01(e) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period unless the Sellers and/or Helix are no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

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(f) by Sellers, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(b) would not be satisfied, or (ii) the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(d) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Purchaser during the 30-day period after Sellers notify Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Sellers may not terminate this Agreement under this Section 9.01(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period unless Purchaser is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(g) by Purchaser, if a Triggering Event shall have occurred;

(h) by Sellers or Purchaser, as provided in Section 5.08 above, if the Fairness Opinion does not support an aggregate purchase price of $43,000,000 for Helix and ggCircuit LLC;

(i) by Purchaser, if upon completion of its legal, financial, tax and commercial due diligence of the Acquired Companies is not satisfied, in its sole discretion, with the results thereof;

(j) by Purchaser, if the Audit and/or Review of the Acquired Companies cannot be completed due to fraud, material accounting errors or otherwise or if the results of the Audit or the Review are materially and adversely different from the financial information provided by Helix and the Sellers to Purchaser prior to the date of this Agreement;

(k) by Sellers or Purchaser, if Purchaser is unable to obtain required shareholder approval to the Transaction in compliance with NASDAQ Rule 5635(a) prior to the End Date; or

(l) by Purchaser if the simultaneous closing under the GGC Purchase Agreement cannot be achieved.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other Parties setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such Party) to any other Party hereto; provided that: (a) neither Seller, Helix nor Purchaser shall be relieved of any obligation or liability arising from any prior intentional and material breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to their respective obligations under the Seller Loan, the Operating Expense Payments and the provisions set forth in Section 6.03, Section 9.03 and Article 11, which shall survive any termination of this Agreement.

Section 9.03 Payment of Expenses.

(a) If this Agreement is terminated by Purchaser pursuant to Section 9.01(e) or (g), then Sellers shall pay to Purchaser all reasonable, documented out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees, up to a limit of $100,000, by wire transfer of immediately available funds to an account designated by Purchaser, no later than two Business Days after such termination.

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(b) Each of Purchaser and Sellers acknowledges that (i) the agreement contained in this Section 9.03 is an integral part of the transactions contemplated by this Agreement, (ii) without this agreement, Purchaser would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such amount is payable.

(c) If Sellers fail to pay when due any amount payable under this Section 9.03, then (i) Sellers shall reimburse Purchaser for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Purchaser of its rights under this Section 9.03 and (ii) Sellers shall pay to Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Purchaser in full) at a rate of 12% per annum.

(d) Purchaser’s right to receive the amount payable under this Section 9.03 in the circumstances provided in Sections 9.01(e) or (g) is the exclusive remedy available to Purchaser for any failure of the Transaction to be consummated in the circumstances provided in Sections 9.01(e) or (g), and Seller shall have no further liability with respect to this Agreement or the Transaction, except as otherwise provided herein or liability for an act undertaken (or failure to take an act) by Sellers with the actual knowledge and intent that the taking of such act (or failure to take such act) would directly cause a breach of this Agreement.

ARTICLE 10.
Indemnification

Section 10.01 Survival of Representations, Etc.

(a) The representations and warranties and other obligations made by Sellers and Helix in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the Expiration Date any Indemnitee delivers to Sellers or Helix a written notice alleging the existence of an inaccuracy in or a breach of any of such representation, warranty, covenant or other obligation and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, all representations and warranties made by Sellers and Helix in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by Sellers or Helix or any of their Representatives.

(b) All representations and warranties made by Purchaser in this Agreement and in any certificate or other writing delivered at the Closing shall terminate and expire twelve (12) months after the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease, except in the case fraud or willful or intentional misrepresentation, in which case all representations and warranties of Purchaser shall survive indefinitely.

(c) The representations, warranties, covenants and obligations of Sellers and Helix and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished or made available to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, provided however, Sellers and Helix shall not be liable under this Article 10 for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if such breach was within the knowledge of Purchaser (“Knowledge of Purchaser”) prior to Closing. “Knowledge of Purchaser” means the knowledge that each of Grant Johnson and Daniel Marks should have obtained after reasonable inspection of any documents expressly referenced in the Disclosure Schedules to Article 3 of this Agreement. Purchaser shall promptly notify Sellers and Helix in writing should it become aware of any breaches of such representations and warranties by Sellers or Helix prior to Closing.

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(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Sellers and Helix in this Agreement.

(e) The parties acknowledge and agree that if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of such Acquired Company as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the Membership Units of such Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 10.02 Indemnification by Sellers. From and for twelve (12) months after the Closing, Sellers shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (a) any inaccuracy in or material breach of any representation or warranty of Sellers or Helix as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (b) any inaccuracy in or breach of any representation or warranty of Sellers or Helix as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (c) any breach of any covenant or obligation of Sellers or Helix set forth in this Agreement; (d) any Closing Indebtedness or Acquired Company Transaction Expenses, to the extent not credited against the payment of the Purchase Price by Purchaser; and (e) (i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period or with respect to the portion of any Straddle Period ending on the Closing Date, to the extent not credited against the payment of the Purchase Price by Purchaser and (ii) any Taxes arising out of or related to a Permitted Activity; provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 10.

Section 10.03 Indemnification by Purchaser. From and for twelve (12) months after the Closing, Purchaser shall indemnify Helix and Sellers against, and shall hold of them harmless from and against, any and all Damages incurred or sustained by, or imposed upon, them based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or material breach of any representation or warranty of Purchaser as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (b) any inaccuracy in or breach of any representation or warranty of Purchaser as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); and (c) any breach of any covenant or obligation of Purchaser set forth in this Agreement;

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Section 10.04 Limitations.

(a) Sellers shall not be required to make any indemnification payment pursuant to Section 10.02(a) or Section 10.02(b) for any inaccuracy in or breach of any of the representations and warranties, of Sellers in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to $40,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b) Subject to Section 10.04(c), the maximum liability of Sellers under this Article 10 shall be equal to 100% of the Purchase Price for breaches of Fundamental Representations of Sellers and Helix referred to in this Agreement and to 10% of the Purchase Price for breaches of all other representations and warranties and the covenants made by Sellers and Helix under this Agreement, except in the event of fraud or willful or intentional misrepresentation by Sellers or any of their Representatives.

(c) Absent fraud or willful or intentional misrepresentation, the indemnification provisions contained in this Article 10 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 10.04(c) or elsewhere in this Agreement shall affect the parties’ rights to specific performance with respect to the covenants referred to in this Agreement or to be performed after the Closing).

(d) Payments by Sellers in respect of any Damages shall be limited to the amount of any Damages that remain after deducting therefrom any amounts actually received by such Indemnitee pursuant to the terms of the insurance policies (if any), Purchaser to diligently pursue any and all available insurance coverage, covering such Damages (net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such insurance proceeds).

(e) At the Closing Sellers shall deposit, from the Cash Payment, the amount equal to ten (10%) of the Purchase Price (the “Indemnity Escrow”) with Lucosky Brookman LLP (or such other person mutually agreed to by Purchaser and Sellers) ,as escrow agent , in accordance with the terms and conditions of an escrow agreement dated the date of Closing, in form and substance substantially similar to Exhibit D attached hereto (the “Escrow Agreement”), as security for any obligations of the Sellers for Damages, after application of Section 10.04(d), and which shall include provision for releasing of the Indemnity Escrow, or such portion thereof remaining after any payments for Damages , to the Sellers. Provided no claims have been made pursuant to Section 10.02, fifty percent of the Indemnity Escrow shall be released to the Sellers on the date that is six (6) months after the Closing Date and the balance of the Indemnity Escrow shall be released to the Sellers on the date that is twelve (12) months after the Closing Date.

Section 10.05 Claims and Procedures.

(a) If at any time prior to the Expiration Date, Purchaser or Sellers, as applicable, determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Purchaser or Sellers, as applicable, may deliver to the other Party (with copy to the Escrow Agent under the Escrow Agreement if a claim is being made against the Indemnity Escrow) a certificate signed by any officer of Purchaser or by a representative of Sellers, as applicable (any certificate delivered in accordance with the provisions of this Section 10.05(a) an “Officer’s Claim Certificate”):

(i) stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

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(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser or Sellers, as applicable) the material facts known to the Indemnitee giving rise to such claim.

(iv) No delay in providing such Officer’s Claim Certificate prior to the Expiration Date shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the indemnifying Party is materially prejudiced thereby.

(b) If Sellers or Purchaser, as applicable, in good faith object to any claim made by the other Party in any Officer’s Claim Certificate, then Sellers or Purchaser, as applicable, shall deliver a written notice (a “Claim Dispute Notice”) to the other Party during the 30-day period commencing upon receipt by Sellers or Purchaser ,as applicable,of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Purchaser or Sellers ,as applicable, in the Officer’s Claim Certificate.

(c) If Sellers or Purchaser, as applicable, deliver a Claim Dispute Notice, then Purchaser and Sellers shall attempt in good faith to resolve any such objections raised by Sellers or Purchaser, as applicable,in such Claim Dispute Notice. If Purchaser and Sellers agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Sellers shall be prepared and signed by both parties.

(d) If no such resolution can be reached during the 45-day period following Purchaser’s or Sellers’, as applicable, receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Purchaser or Sellers may bring suit to resolve the objection in accordance with Sections 11.07, 11.08 and 11.09.

Section 10.06 Defense of Third-Party Claims. Except as otherwise provided in Article 10, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against an Acquired Company, against Purchaser, against Sellers or against any other Person) with respect to which Sellers or Purchaser, as applicable,may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Purchaser or Seller, as applicable, shall have the right, upon written notice to the other Party within thirty (30) days of receipt of a Claim, to assume the defense and control of such Claim; provided that Purchaser or Sellers, as applicable, shall be permitted to participate in such prosecution and defense and Purchaser and Sellers will provide the other Party with reasonable access to all relevant information and documentation relating to the Claim and the prosecution and defense thereof. If Purchaser or Sellers, as applicable, so proceeds with the defense of any such Claim:

(a) Sellers or Purchaser, as applicable ,shall make available to the other Party any documents and materials in its possession or control that may be necessary to the defense of such Claim, or, in the event the delivery of such documents and materials would (i) violate Applicable Law or (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of the Sellers’ or Purchaser’s, as applicable, attorney-client privilege, Sellers or Purchaser, as applicable, shall provide summaries, excerpts or any other information in connection with such documents and materials to the maximum extent legally permissible and shall use reasonable efforts to assist and participate in such defense (at its own expense, which amount shall not constitute “Damages” of the Sellers or Purchaser, as applicable) as it relates to such materials and documents; and

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(b) Purchaser and Sellers, as applicable, shall not enter into settlement of any Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

Purchaser or Sellers, as applicable,shall give the other Party prompt notice of the commencement of any such Claim against an Indemnitee; provided, however, that any failure on the part of Purchaser or Sellers, as applicable, to so notify the other Party shall not limit any of the obligations of Sellers or Purchaser under this Article 10 (except to the extent such failure materially prejudices the defense of such Proceeding). Such notice shall describe the Claim in reasonable detail based upon the information then possessed by Purchaser or Seller, as applicable, include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable and to the extent known to Purchaser or Seller, as applicable, of the Damages that have been or may be sustained by the Indemnitee.

Section 10.07 No Contribution. Sellers shall not have, and shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

Section 10.08 Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.
Miscellaneous

Section 11.01 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Purchaser, to:

Esports Entertainment Group, Inc.

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

Attention: Grant Johnson

Facsimile No.:

Email:

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, NJ 08830

Attention:

Facsimile No.:

Email:

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if to Sellers or Helix to:

Helix Holdings, LLC

193 Winding River Way

Wellesley, MA 02482

Attention:

Facsimile No.:

Email:

with a copy to (which shall not constitute notice):

Archer & Greiner P.C.

One Centennial Square

Haddonfield, NJ 08033

Attention:

Facsimile No.:

Email:

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.02 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses. Except as otherwise provided in this Agreement (including Section 9.03), all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction, shall be paid by the Party incurring such cost or expense.

Section 11.05 Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

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Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except with respect to Article 10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing, Purchaser may assign this Agreement to an Affiliate, lender, acquirer, or successor of Purchaser or the Acquired Companies or in connection with a sale of all or substantially all of the assets of Purchaser without the consent of Sellers; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Purchaser.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.08 Jurisdiction. The Parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.11 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

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Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

Section 11.14 Sellers’ Representative. The Sellers hereby irrevocably designate and appoint P. Murphy Van der Velde, as their agent and attorney in fact (the “Sellers’ Representative”) with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Agreement and to take such other action on their behalf in connection with this Agreement, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the Purchase Price or change ratio between the Stock Payment and the Cash Payment to the Sellers or increase the extent of the Sellers obligation to the Purchaser hereunder, unless agreed in writing by the Sellers.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Esports Entertainment Group, Inc.

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	Chief Executive Officer

HELIX HOLDINGS, LLC

By:	/s/ P. Murphy Van der Velde
Name:	P. Murphy Van der Velde
Title:	Manager

SELLERS

SCV CAPITAL, LLC

By:	/s/ P. Murphy Van der Velde
Name:	P. Murphy Van der Velde
Title:

/s/ Thomas O’ Neill
Thomas O’ Neill

/s/ Sean McLaughlin
Sean McLaughlin

/s/ Anne-Marie van der Velde
Anne-Marie van der Velde

/s/ William Collis
William Collis

/s/ Joseph Ahn
Joseph Ahn

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/s/ Rohan Gopaldas
Rohan Gopaldas

/s/ Faraz Barmpar
Faraz Barmpar

/s/ Andrew Agus
Andrew Agus

/s/ Paul Gavin
Paul Gavin

/s/ Daniel Ahn
Daniel Ahn

/s/ Paul Dawalibi
Paul Dawalibi

/s/ Michael Vorhaus
Michael Vorhaus

/s/ Adam Morrison
Adam Morrison

/s/ Tim Edmonds
Tim Edmonds

/s Patrick Kenyon
Patrick Kenyon

/s/ Murphy van der Velde
Murphy van der Velde

/s/ Jack van der Velde
Jack van der Velde

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EXHIBIT A

Key Employees

Name	Material Terms of Employment Arrangement

Murphy van der Velde(non-employee)

Jack van der Velde(non-employee)

William Collis

Paul Gavin

Nathan McDougal

P. Murphy van der Velde(non-employee)

Patrick Kenyon

Tim Edmonds

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EXHIBIT B

Form of Non-Competition, Non-Circumvention and Confidentiality Agreement

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EXHIBIT C

Form of Note

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EXHIBIT D

Form of Escrow Agreement

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